Exhibit 99.1

Cross Country Healthcare to Hold Second Quarter 2023 Earnings Conference Call on Wednesday, August 2, 2023

BOCA RATON, Fla.--(BUSINESS WIRE)--July 11, 2023--Cross Country Healthcare, Inc. (Nasdaq: CCRN) will hold its quarterly conference call to discuss its second quarter 2023 financial results on Wednesday, August 2, 2023 at 5:00 p.m. Eastern Time. Cross Country Healthcare, Inc. (the “Company”) intends to distribute its earnings press release after market close on Wednesday, August 2, 2023.

This call will be webcast live and can be accessed at the Company’s website at ir.crosscountry.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from August 2nd through August 16th at the Company’s website and a replay of the conference call will be available by telephone by calling 800-819-5743 from anywhere in the U.S. or 203-369-3828 from non-U.S. locations – Passcode: 1402.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading tech-enabled workforce solutions and advisory firm with 37 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our locum tenens line of business, Cross Country Locums, has been certified by the National Committee for Quality Assurance (NCQA), the leader in healthcare accreditation, since 2001. We are the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. Cross Country Healthcare is rated as the top staffing and recruiting employer for women by InHerSights, and Certified™ by Great Place to Work®. For four consecutive years, we have received the Top Workplaces USA award from Energage and have also been recognized with the Top Workplaces Award for Diversity, Equity & Inclusion Practices and the Top Workplaces Awards for Innovation and Leadership. In 2022, we were awarded the Women Executive Leadership Elevate Award, recognizing gender diversity in our Boardroom. We have a history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program, closely aligned with its core values to create a better future for its people, communities, and its stockholders.

Copies of this and other news releases, as well as additional information about the Company, can be accessed online at ir.crosscountry.com. Stockholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission, and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
Josh Vogel, 561-237-8310
Vice President, Investor Relations
jvogel@crosscountry.com